Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2013, except for the effects of the revision discussed in Note 1 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2013 Annual Report on Form 10-K as to which the date is May 30, 2014, relating to the consolidated financial statements, which appears in NeoPhotonics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 23, 2015